Warwick Valley Telephone Company Renews CEO and CFO Contracts

(Warwick, NY, February 23, 2010) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that the Company entered into a new employment agreement with Duane W. Albro, President and Chief Executive Officer and with Kenneth H. Volz, Executive Vice President, Chief Financial Officer and Treasurer on February 17, 2010 respectively.

Mr. Albro said, “Ken Volz and I have agreed to an early renewal of our respective employment agreement as a sign of our commitment and belief in the strategic direction of our Company whereby we are significantly expanding our competitive telecom operations throughout New York State and northern New Jersey while maintaining our quality local telecom services in our Warwick Valley franchise areas.”

Mr. Albro first joined WVT Communications in May 2007 as the President and CEO. Prior to that, he was President and CEO of Refinish LP, a privately held company in the cellular phone refurbishing business. He has extensive experience in the telecommunications and cable TV industry having served as Operations Vice President at Cablevision, a metro-NY cable operator; President and COO of Net2000 Communications, a northeast US-based CLEC; Operations Vice President at Bell Atlantic-New York, a predecessor company to Verizon; and Group Vice President at Nynex-New York, also a predecessor company to Verizon.

Mr. Albro has been active in supporting the positive impact of telecommunications used in education, having served on a White House Advisory Council on Technology in Education and provided testimony to Congress on the benefits of technology used in education. He has also served on the Boards of New York Medical College, New York Institute of Technology, Empire State College and Purchase College. Mr. Albro has demonstrated his commitment to workforce issues as the founder, Chairman and President of the Long Island Works Coalition, a major non-profit organization dedicated to enhancing the available workforce for technology industries. He has also demonstrated support for communities with personal philanthropic grants that provide funds for the use of technology to improve human services, education and business development. Currently, Mr. Albro serves on the boards of the St. Anthony Community Hospital Foundation, Warwick Development Coalition, Warwick Valley Chamber of Commerce, Orange County Chamber of Commerce, Orange County Partnership and is President of the Albert Wisner Public Library Foundation. He also serves on the board of Lakeland Industries where he is Chairman of the Compensation Committee. Mr. Albro is a member of American Mensa Society and holds an MBA degree from New York Institute of Technology.

Kenneth H. Volz joined WVT Communications in June 2007 as Executive Vice President, Chief Financial Officer and Treasurer after serving as Interim Executive Vice President, CFO and Treasurer for five months. Mr. Volz has over 30 years experience in finance, business development, planning and marketing in U.S. and international communications markets. Prior to joining WVT, Mr. Volz served as a principal of the Telecom Expert Group, an international telecom consulting firm which provides consulting for all functions of a telecom operating company. Mr. Volz also has served as a consultant to SBC Communications, Vice President of Marketing and Business Development at Ameritech Information Industry Services, Vice President of Business Development at Ameritech Development, and Vice President of Strategic Investments at Ameritech International. He has served as Treasurer and board member of MagyarCom, the Ameritech and Deutsche Telecom holding company. Mr. Volz is a Certified Public Accountant and received a Bachelor of Science degree in Industrial Engineering from the University of Illinois and a Masters of Business in Administration from the Kellogg School of Management.

Contact:	Warwick Valley Telephone Co. Duane W. Albro President & CEO (845) 986-2100